UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 7, 2024

PHUNWARE, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-37862	30-1205798
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1002 West Avenue, Austin, Texas	78701
(Address of principal executive offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (512) 693-4199

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	PHUN	The NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry Into a Material Definitive Agreement.

On February 9, 2024, Phunware, Inc. (the "Company”), consummated a registered public offering (the “Offering”) of an aggregate of 40,000,000 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”). The Shares were offered at a public offering price of $0.25 per Share.

In connection with the Offering, on February 7, 2024, the Company entered into securities purchase agreements (the “Purchase Agreements”) with certain institutional investors. Pursuant to the Purchase Agreements, the Company agreed for a period of 31 days following the closing of the Offering not to issue, enter into an agreement to issue or announce the issuance or proposed issuance of shares of Common Stock or any Common Stock Equivalent (as defined in the Purchase Agreements), subject to certain exceptions described in the Purchase Agreements. The Company has also agreed for a period of 31 days following the closing date of the Offering not to enter into a Variable Rate Transaction (as defined in the Purchase Agreement). Additionally, certain of the Company's directors and officers agreed to be subject to a lock-up period of 31 days following the closing of the Offering. Subject to certain exceptions, the lock-up restricts the Company's officers and directors from offering, selling, contracting to sell, hypothecating, pledging or otherwise disposing of (or entering into any transaction which is designed to, or might reasonably be expected to, result in the disposition of), directly or indirectly, any shares of our common stock or any securities convertible into or exchangeable or exercisable for shares of our Common Stock during the lock-up period.

The Purchase Agreements contain customary representations and warranties, agreements and obligations, conditions to closing and termination provisions.

The securities are being offered by the Company pursuant to an effective shelf registration statement on Form S-3 and the accompanying base prospectus, which was originally filed with the Securities and Exchange Commission (the "SEC") on February 1, 2022, and declared effective by the SEC on February 9, 2022 (File No. 333-262461), the preliminary prospectus supplement thereunder dated February 7, 2024, and the prospectus supplement thereunder filed on February 8, 2024.

Roth Capital Partners., LLC (“Roth”) acted as the Company’s exclusive placement agent in connection with the Offering pursuant to a Placement Agency Agreement dated February 7, 2024 (the “Placement Agency Agreement“) between Roth and the Company. In connection with the Offering, the Company agreed to pay Roth a cash fee equal to 7.0% of the gross proceeds received in the Offering and up to $60,000 for legal fees and expenses incurred in connection with the Offering. Roth did not purchase or sell any of the Shares and was not required to arrange the purchase or sale of any specific number or dollar amount of securities.

The foregoing descriptions of the Purchase Agreements and Placement Agency Agreement are qualified in their entirety by reference to the full text of the forms thereof, which are attached as 10.1 and 10.2 hereto and incorporated by reference herein.

The gross proceeds to the Company from the Offering were approximately $10 million, before deducting placement agent fees and other offering expenses payable by the Company. The Company anticipates using the net proceeds from the Offering for working capital and other general corporate purposes, including expansion of its product initiatives, such as monetizing its patent portfolio, PhunCoin and PhunToken. The Company may also fund strategic opportunities that may present themselves from time to time but does not have any pending opportunities at this time.

A copy of the legal opinion and consent of Winstead PC, counsel to the Company, relating to the validity of the issuance and sale of the Shares is attached as Exhibit 5.1 hereto.

The representations, warranties and covenants contained in the Purchase Agreements and Placement Agency Agreement were made solely for the benefit of the parties thereof. In addition, such representations, warranties and covenants (i) are intended as a way of allocating the risk between the parties to the securities purchase agreement and not as statements of fact, and (ii) may apply standards of materiality in a way that is different from what may be viewed as material by shareholders of, or other investors in, the Company. Accordingly, the forms of Purchase Agreement and Placement Agency Agreement are included with this filing only to provide shareholders with information regarding the terms of the transactions. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Purchase Agreements and Placement Agency Agreement, which subsequent information may or may not be fully reflected in public disclosures.

Item 7.01 Regulation FD Disclosure.

On February 7, 2024, the Company issued a press release announcing the proposed public Offering and issued a press release announcing the pricing of the Offering. Copies of the press releases are attached hereto and furnished herewith as Exhibit 99.1 and 99.2, respectively, to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Exhibit Title
5.1	Opinion of Winstead PC
10.1	Form of Securities Purchase Agreement dated as of February 7, 2024
10.2	Placement Agency Agreement dated February 7, 2024, by and between Phunware, Inc. and Roth Capital Partners, LLC
23.1	Consent of Winstead PC (included in Exhibit 5.1)
99.1	Launch Press Release dated February 7, 2024
99.2	Pricing Press Release dated February 7, 2024
104	Cover Page Interactive Data File (embedded within the inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 9, 2024	Phunware, Inc.

	By:	/s/ Troy Reisner
Troy Reisner Chief Financial Officer